Exhibit 99.1

[ARI Logo]

For Immediate Release

For more information, contact:

Angela Salsman

ARI Network Services, Inc.
Phone: (414) 973-4331

Email: salsman@arinet.com

ARI Finalizes Debt Refinancing with Senior Secured Credit Facilities from Fifth Third Bancorp

ARI expected to save more than $1 million in interest costs over the next three years

Milwaukee, Wis., July  28, 2011 – ARI (OTCBB:ARIS),  a leading provider of technology-enabled solutions that help dealers, distributors, and manufacturers in selected vertical markets increase revenue and reduce costs, today announced the closing of its new senior secured credit facilities with Fifth Third Bank.  The new credit facilities are expected to save ARI more than $1 million in interest costs over the next three years.

Under terms of the agreement, the Company refinanced its $5 million term loan and its revolving credit facility, reducing the amount of the revolving credit facility to $1.5 million from $2 million.  Both facilities bear interest at LIBOR plus a margin of 4.0% and mature three years from today.  The term note requires principal repayments equal to $1 million annually and contains an excess cash recapture provision.

“This is a very exciting day for ARI and its shareholders,” said Darin Janecek, ARI’s Chief Financial Officer.  “At the onset of our 2011 fiscal year, which ends July 31, we set out to reduce the amount of our outstanding line of credit and refinance our 14% term loan, which was incurred with the April 2009 acquisition of Channel Blade Technologies.  We have accomplished both,” added Janecek.

“Over the past six months we have paid down approximately $1.3 million of outstanding debt, including paying down the remaining balance on our line of credit earlier this week. With today’s announcement, we achieved the other half of our goal.  Between the repayment of our line of credit and the significant interest rate reduction on the term loan, at today’s interest rate, we can expect to see approximately $1.3 million in interest savings over the next three years. Furthermore, the steady repayment of debt should reduce our corporate risk profile, as well as increase the percentage of total enterprise value that is apportioned to common shareholders.”

“We are delighted to have ARI, a leading technology company, as a new client of our bank,” said Jeanne Reynolds, SVP, Middle Market, Commercial, Fifth Third Bank.  “ARI is a great fit for our middle market portfolio, as we were able to tailor our services to meet their exacting needs.”

About ARI

ARI (OTCBB:ARIS) is a leading provider of technology‐enabled solutions that help dealers, distributors and manufacturers worldwide increase revenues and reduce costs.  We deliver our products and services, which include electronic parts catalogs, websites, and lead management solutions, to an estimated 18,000 equipment dealers, 125 manufacturers, and 150 distributors in more than 100 countries worldwide.  Our dealer, manufacturer, and distributor customers are focused in about a dozen vertical markets, with a core emphasis on outdoor power, power sports (including motorcycles), marine, recreation vehicles, and appliances.  For more information on ARI, please visit the Company's website at www.arinet.com.

About Fifth Third Bank

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio.  The Company has $111 billion in assets and operates 15 affiliates with 1,316 full-service Banking Centers, including 103 Bank Mart® locations open seven days a week inside select grocery stores and 2,456 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third also has a 49% interest in Vantiv, LLC, formerly Fifth Third Processing Solutions, LLC. Fifth Third is among the largest money managers in the Midwest and, as of June 30, 2011, had $276 billion in assets under care, of which it managed $25 billion for individuals, corporations and not-for-profit organizations. Investor information and  can be viewed at www.53.com. Fifth Third's common stock is traded on the NASDAQ® Global Select Market under the symbol "FITB."

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning. Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flow. The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements. Such risks and uncertainties include those factors described in Part 1A of the Company’s annual report on Form 10-K for fiscal year ended July 31, 2010, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.